Exhibit 99


FOR IMMEDIATE RELEASE


                              Contact:  Kathleen W. Lawrence
                                        Director of
                                        Corporate Communication
                                        (540) 896-0406


COURT DISMISSES WEST VIRGINIA LAWSUIT AGAINST WAMPLER FOODS

Broadway, Virginia, February 15, 2000 - WLR Foods, Inc. (Nasdaq: WLRF) today announced that, in a 24-page opinion and order, the Circuit Court of Hardy County, West Virginia has upheld WLR and its subsidiary, Wampler Foods, in the year-long litigation brought and pursued by the West Virginia Attorney General. In its Order of February 14, 2000, the Circuit Court dismissed the entire lawsuit, ruling that the West Virginia Consumer Credit and Protection Act does not apply to Wampler's longstanding grower contracts, and that the West Virginia Antitrust allegations are also meritless.

In commenting on the Circuit Court's action, Wampler Foods' Vice President of Chicken Operations, Walt Shafer, remarked that the Company felt vindicated by the Court's decision and the extensive, well-reasoned explanation of the favorable rulings. "We're pleased that the Court has agreed with our arguments and position, in which we have always believed. I respectfully now call on the Attorney General to drop his litigation.""The Attorney General has repeatedly said that he simply wanted this case to be decided locally, in a West Virginia state court. Now that a decision has been issued, we believe it is in the best interest of our growers, employees, and shareholders, and the people of West Virginia, to put this matter behind us."

Shafer continued, "As we have done all along, we will continue to work with and help our growers. During this past year, we have improved our grower contracts, and we will be continuing our open lines of communication with every grower."

In closing, Shafer emphasized, "We are even more focused on doing what is necessary to compete successfully in a very competitive industry. We are fortunate to have over 2,000 dedicated West Virginia growers and employees who appreciate that we must work together, growing our business, so that Wampler Foods can continue to invest over $60 million annually in payroll and grower payments in the state of West Virginia.

WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler Foods(R) brand. It is nationally ranked as the seventh largest poultry processor by sales
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volume and is an international leader in poultry exports.  WLR Foods has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania.
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